INDEX TO FINANCIAL STATEMENTS
                                       of
                        American International Speciality
                            Lines Insurance Company

Financial Statements
     Report of Pricewaterhouse Coopers LLP..................................F-1
     Statement of Admitted Assets, Liabilities, Capital and Surplus
     (Statutory Basis) as of December 31, 1999 and December 31, 1998........F-2
     Statements of Income and Capital and Surplus Account (Statutory Basis)
     for Years Ended December 31, 1999, 1998 and 1997.......................F-3
     Statement of Cash Flow (Statutory Basis) for Years Ended December
     31, 1999, 1998 and 1997................................................F-4
     Notes to Financial Statements..........................................F-5

                                       10

                       Report of Independent Accountants

To the Board of Directors and Stockholders of American International Specialty Lines Insurance Company:

We have audited the accompanying statements of admitted assets, liabilities, capital and surplus (statutory basis) of American International Specialty Lines Insurance Company (the "Company") as of December 31, 1999 and 1998 and related statements of income and capital and surplus account, and cash flow (statutory basis) for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits of the accompanying statutory basis financial statements in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As described more fully in Note 1 to the financial statements, the Company prepared these financial statements using accounting practices prescribed or permitted by the State of Alaska Department of Commerce and Economic
Development, Division of Insurance, which practices differ from generally accepted accounting principles. The effects on the financial statements of the variances between the statutory basis of accounting and generally accepted accounting principles, although not reasonably determinable, are presumed to be material.

In our opinion, because of the effects of the matter discussed in the preceding paragraph, the financial statements referred to above do not present fairly, in conformity with generally accepted accounting principles, the financial position of American International Specialty Lines Insurance Company as of December 31, 1999 and 1998, or the results of its operations or its cash flows for each of the three years in the period ended December 31, 1999.

In our opinion, the financial statements referred to above present fairly, in all material respects, the admitted assets, liabilities, capital and surplus of American International Specialty Lines Insurance Company as of December 31, 1999 and 1998, and the results of its operations and its cash flow for each of the three years in the period ended December 31, 1999, on the basis of accounting described in Note 1.



March 24, 2000


                   AMERICAN INTERNATIONAL SPECIALTY LINES INSURANCE COMPANY
                Statement of Admitted Assets, Liabilities, Capital and Surplus
                                        (Statutory Basis)
                                      As of December 31,



                                                                                    1999                1998
                     Admitted Assets

Bonds, at amortized cost (market value: 1999-$506,417,538;                          $507,687,764        $425,547,936
      1998-$457,460,832)
Short-term investments, at amortized cost (approximates market value)                    121,861             730,631
Other invested assets, at market value (cost: 1999-$1,154,959; 1998-$39,377,985)       1,149,805          39,376,538
Cash                                                                                  27,821,345           3,622,642
                                                                                    -----------------------------------
     Total invested assets and cash                                                  536,780,775         469,277,747
Agents' balances or uncollected premiums:
     Premiums in course of collection (including ceded reinsurance balances          (61,340,356)         48,788,446
     payable of, 1999-$316,802,723; 1998-$121,410,080)
     Premiums and installments booked but deferred and not yet due                   342,757,653          38,185,589
     (including ceded reinsurance balances payable of, 1999-$1,145,676;
            1998-$100,379,896)
Reinsurance recoverable on loss payments                                              56,103,025          47,014,930
Interest and dividends due and accrued                                                 7,955,407           7,293,968
Federal income tax recoverable                                                                 0           3,294,852
Receivable from parent, subsidiaries and affiliates                                   15,587,336           6,911,531
Loss funds on deposit                                                                  5,686,063           5,622,057
Drafts outstanding                                                                     5,822,606                   0
                                                                                    -----------------------------------
     Total admitted assets                                                          $909,352,509        $626,389,120
                                                                                    ===================================

                     Liabilities



Unpaid losses                                                                       $174,862,924        $186,943,712
Unpaid loss adjustment expenses                                                       34,047,726          35,010,432
Reinsurance payable on paid loss and loss adjustment expenses                         27,835,495          28,464,421
Unearned premiums                                                                    140,024,796         104,710,777
Funds held under reinsurance treaties                                                252,560,723               4,231
Provision for reinsurance                                                              9,825,207           9,639,712
Drafts outstanding                                                                             0          18,161,275
Federal income tax expense                                                                90,339                   0
Excess of statutory reserves over statement reserves                                     303,000                   0
Other liabilities                                                                      1,463,453           2,574,715
                                                                                    -----------------------------------

     Total liabilities                                                               641,013,663         385,509,275
                                                                                    -----------------------------------
                     Capital and Surplus

Common capital stock, $33.35 par value, 150,000 shares
     authorized, issued and outstanding                                                5,002,500           5,002,500
Capital in excess of par value                                                        98,377,500          98,377,500
Unassigned surplus                                                                   164,958,846         137,499,845
                                                                                    -----------------------------------
     Total capital and surplus                                                       268,338,846         240,879,845
                                                                                    -----------------------------------
     Total liabilities, capital and surplus                                         $909,352,509        $626,389,120
                                                                                    ===================================



                               See Notes to Financial Statements

             AMERICAN INTERNATIONAL SPECIALTY LINES INSURANCE COMPANY
               Statement of Income and Capital and Surplus Account
                                (Statutory Basis)
                        For the Years Ended December 31,



                                                                                    1999           1998           1997

    Underwriting income:
    Premiums earned                                                                 $ 91,627,505   $101,205,883   $ 92,589,846
                                                                               ----------------------------------------------------

    Deductions:
    Losses incurred                                                                   54,688,920     75,094,310     65,849,794
    Loss adjustment expenses incurred                                                 18,655,500      8,460,105     11,326,894
    Other underwriting expenses incurred                                              13,044,889     12,342,886     14,177,114
                                                                               ----------------------------------------------------

    Total underwriting deductions                                                     86,389,309     95,897,301     91,353,802
                                                                               ----------------------------------------------------

    Net underwriting gain                                                              5,238,196      5,308,582      1,236,044
                                                                               ----------------------------------------------------

    Investment income:
    Net investment income earned                                                      26,885,580     23,980,761     23,736,924
    Net realized capital gains                                                           300,493        310,286      3,423,103
                                                                               ----------------------------------------------------

    Net investment gain                                                               27,186,073     24,291,047     27,160,027
                                                                               ----------------------------------------------------

    Income before federal income taxes                                                32,424,269     29,599,629     28,396,071
    Federal income tax provision                                                       3,183,839      3,108,856      4,098,713
                                                                               ----------------------------------------------------

    Net income                                                                      $ 29,240,430   $ 26,490,773   $ 24,297,358
                                                                               ====================================================



                     Capital and Surplus Account


    Total capital and surplus, December 31,
      previous year                                                                 $240,879,845   $212,200,853   $192,349,335
                                                                               ----------------------------------------------------

    Gains and (losses) in surplus:
    Net income                                                                        29,240,430     26,490,773     24,297,358
    Change in non-admitted assets                                                     (1,292,934)     3,749,840     (4,689,758)
    Change in provision for reinsurance                                                 (185,495)    (1,561,621)       243,918
    Change in excess of statutory reserves over statement reserves                      (303,000)             0              0

    Change in surplus as regards policyholders
      for the year                                                                    27,459,001     28,678,992     19,851,518
                                                                               ----------------------------------------------------

    Total capital and surplus, December 31,
      current year                                                                  $268,338,846   $240,879,845   $212,200,853
                                                                               ====================================================


                                      F-3
                        See Notes to Financial Statements

           AMERICAN INTERNATIONAL SPECIALTY LINES INSURANCE COMPANY
                             Statement of Cash Flow
                                (Statutory Basis)
                        For the Years Ended December 31,


                                                                                    1999           1998           1997

    Premiums collected (net of reinsurance)                                         $(68,790,964)  $128,512,329   $ 75,172,363
    Loss and loss adjustment expenses paid
    (net of salvage, subrogation and reinsurance)                                    114,266,195     81,613,422     75,092,150
    Underwriting expenses paid                                                        14,909,008     11,524,883     12,928,861
                                                                             -----------------------------------------------------
    Net cash flows from underwriting                                                (197,966,167)    35,374,024    (12,848,648)
                                                                             -----------------------------------------------------

    Investment income collected (net of investment expenses paid)                     26,105,007     23,702,715     24,030,469
    Increase in net funds held under reinsurance treaties                            252,556,492              0              0
    Other income (expenses)                                                                    0              0     (1,266,850)
    Federal income taxes paid                                                            201,352     (5,513,673)    (5,035,160)
                                                                             -----------------------------------------------------
    Net cash flows from operations                                                    80,896,684     53,563,066      4,879,811
                                                                             -----------------------------------------------------

    Proceeds from investments sold, matured or repaid:
     Bonds                                                                            14,894,030     12,022,873     79,455,746
     Other invested assets                                                            76,900,000     42,770,000     81,574,000
                                                                             -----------------------------------------------------
    Total investment proceeds                                                         91,794,030     54,792,873    161,029,746

    Cost of investments acquired (long-term only):
     Bonds                                                                            96,433,013     44,686,991     59,405,759
     Other invested assets                                                            38,858,184     82,059,866     80,925,718
                                                                             -----------------------------------------------------
    Total investments acquired                                                       135,291,197    126,746,857    140,331,477
                                                                             -----------------------------------------------------
    Net cash from investments                                                        (43,497,167)   (71,953,984)    20,698,269

    Other cash provided:
      Net  transfers from affiliates                                                          0               0     15,868,276
      Other cash provided                                                               752,857      41,242,873        588,761
                                                                             -----------------------------------------------------
    Total other cash provided                                                           752,857      41,242,873     16,457,037
    Other cash applied:                                                      ------------------------------------------------------
       Net transfers to affiliates                                                    8,675,823      22,722,799              0
       Other applications                                                             5,886,612         987,316     43,461,704
                                                                             -----------------------------------------------------
    Total other cash applied                                                         14,562,435      23,710,115     43,461,704
                                                                             -----------------------------------------------------
    Net cash from financing and miscellaneous sources                               (13,809,578)     17,532,758    (27,004,667)
                                                                             -----------------------------------------------------


    Net change in cash and short-term investments                                    23,589,939        (858,160)    (1,426,587)

                                          RECONCILIATION

    Cash and short-term investments:

     Beginning of year                                                                4,353,267       5,211,433      6,638,020

                                                                             -----------------------------------------------------
     End of year                                                                    $27,943,206      $4,353,273   $  5,211,433
                                                                             =====================================================


                                      F-4
                        See Notes to Financial Statements

                         Notes to Financial Statements


1.   Summary of Significant Accounting Policies:

     (A) Organization

     American International Specialty Lines Insurance Company (the "Company") is owned by the following wholly owned subsidiaries of American International Group, Inc. (the "Parent"): National Union Fire Insurance Company of Pittsburgh, PA. (70%); The Insurance Company of the State of Pennsylvania (20%); and Birmingham Fire Insurance Company of Pennsylvania (10%). The Company has significant transactions with the Parent and affiliates (see Notes 3 and 4). The Company is predominantly a writer of property and casualty excess and surplus lines.

     (B) Basis of Presentation

     The accompanying financial statements were prepared in conformity with the statutory accounting practices (SAP) of the National Association of Insurance Commissioners (NAIC) and as prescribed or permitted by the State of Alaska Department of Commerce and Economic Development, Division of
     Insurance, which is a comprehensive basis of accounting other than generally accepted accounting principles (GAAP). SAP varies in certain respects from GAAP. Under GAAP: (1) costs incidental to acquiring business related to premiums written and costs allowed by assuming reinsurers related to premiums ceded are deferred and amortized over the periods covered by the underlying policies or reinsurance agreements; (2) provision is made for deferred income taxes relating to temporary differences between financial reporting and taxable income; (3) provision is made for deferred income taxes relating to unrealized appreciation on investments; (4) adjustments relating to the difference between the amount recorded for financial statement purposes and the amount subsequently filed on the tax return are charged or credited directly to income as opposed to unassigned surplus; (5) non-admitted assets and statutory basis reserves are restored to surplus; (6) the reserve for losses and loss expenses and reserve for unearned premiums are presented gross of ceded reinsurance by establishing a reinsurance asset; and (7) debt securities deemed to be available for sale are reported at fair value, and the difference between cost and fair value is reflected net of related deferred income taxes, as a separate component of accumulated other comprehensive income in shareholders' equity.

     (C) Codification

     In 1998, the NAIC adopted the Codification of Statutory Accounting Principles guidance, which will replace the current Accounting Practices and Procedures manual as the NAIC's primary guidance on statutory accounting. The NAIC is now considering amendments to the Codification guidance that would also be effective upon implementation. The Codification provides guidance for areas where statutory accounting has been silent and changes current statutory accounting in some areas, e.g. deferred income taxes are recorded.

     The State of Alaska Department of Commerce and Economic Development, Division of Insurance has adopted the Codification guidance, effective January 1, 2001. The Company has not estimated the potential effect of the Codification guidance. However, the actual effect of adoption could differ as changes are made to the Codification guidance, prior to its effective date of January 1, 2001.

     Significant statutory accounting practices are as follows:

     A. The preparation of financial statements in conformity with the accounting practices prescribed or permitted by the State of Alaska Department of Commerce and Economic Development, Division of Insurance, requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the period. Actual results could differ from those estimates.

     B. Investments are carried at values designated by the NAIC. Bonds are carried at amortized cost, except those bonds not in good standing, which are carried at NAIC designated values. Investment income is recorded as earned. Realized gains or losses on the disposition of investments are determined on the basis of specific identification.

     C. Premiums written are primarily earned on a daily pro-rata basis over the terms of the policies to which they relate. Accordingly, unearned premiums represent the portion of premiums written which is applicable to the unexpired terms of policies in force. Premium estimates for retrospectively rated policies are recognized within the periods in which the related losses are incurred. Ceded premiums are amortized into income over the contract period in proportion to the protection received.

     D.  Certain  assets,   principally  furniture,   equipment,  and  leasehold
         improvements and certain overdue agents' balances, are designated "non-admitted assets" and are directly charged to unassigned surplus.

     E. The liabilities for unpaid losses and loss adjustment expenses, including incurred but not reported losses, are determined on the basis of claims adjustors' evaluations and other estimates, including historical loss experience. The methods of making such estimates and for establishing the resulting reserves are continually reviewed and updated, and any resulting adjustments are recorded in the current period. Accordingly, losses and loss adjustment expenses are charged to income as incurred. Amounts recoverable from reinsurers are estimated in a manner consistent with the claim liability associated with the reinsured policy.

     F. Certain required statutory basis reserves, principally the provision for reinsurance, are charged to surplus and reflected as a liability of the Company.

     G. Commissions, premium taxes, and certain other underwriting expenses related to premiums written are charged to income at the time the premiums are written and are included in "Other underwriting expenses incurred."

     H. Unpaid losses and loss adjustment expenses have been reduced by anticipated salvage and subrogation in the amount of approximately $2,196,000 and $1,596,000 at December 31, 1999 and December 31, 1998,
         respectively.

     I. The Company considers all highly liquid debt securities with maturities of twelve months or less to be short-term investments.

     J. Other invested assets consist primarily of shares of an intermediate bond mutual fund. The intermediate bond mutual fund is carried principally at market value.


2.   Federal Income Taxes:

     The Company files a consolidated U.S. federal income tax return with the Parent pursuant to a consolidated tax sharing agreement. The agreement provides that the Parent will not charge the Company a greater portion of the consolidated tax liability than would have been paid by the Company if it had filed a separate federal income tax return. In addition, the agreement provides that the Company will be reimbursed by the Parent for tax benefits relating to any net losses of the Company utilized in filing the consolidated return. The "Federal income tax recoverable" and "Federal income tax expense" in the accompanying statement of admitted assets, liabilities, capital and surplus are due to/from the Parent.

     The U.S. federal income tax rate applicable to ordinary income is 35% for 1999,1998 and 1997. Actual tax expense on income from operations differs from the "expected" amount principally as a result of tax-exempt investment income, unearned premiums and the discounting of unpaid losses and loss adjustment expenses.

3.   Management Agreement:

     The Company is managed and operated by American International Surplus Lines Agency, Inc. ("Agency"), a wholly owned subsidiary of the Parent. The management agreement provides the Agency with the authority to conduct a significant portion of the business affairs of the Company. As compensation for these services, the management agreement provides that the Company pay the Agency an annual management fee of $100,000 plus actual expenses incurred on behalf of managing the Company. The management fee and expense reimbursement paid to the Agency was approximately $6,547,000, $5,767,000 and $4,783,000 in 1999, 1998 and 1997, respectively.

4.   Related Party Transactions:

     The Company cedes all agency business written in the State of Alaska to the New Hampshire Insurance Company (a wholly owned subsidiary of the Parent). The Company cedes 80% of its surplus lines insurance to National Union Fire Insurance Company of Pittsburgh, PA through a reinsurance quota share agreement. The Company also assumes reinsurance from Lexington Insurance Company, an affiliate. In recent years the Company also entered into accident year aggregate loss ratio and excess agreements with National Union Fire Insurance Company of Pittsburgh, PA.

5.   Investments:

     The amortized cost and NAIC market values of investments in fixed maturities carried at December 31, 1999 and December 31, 1998, were as follows:

     (in thousands)

    ------------------------------------ -------------- ----------------------- ----------------- -------------------
                                                                Gross               Gross               NAIC
                                            Amortized           Unrealized          Unrealized          Market
                                            Cost                Gains               Losses              Value
    ------------------------------------ -------------- ----------------------- ----------------- -------------------

    1999
    Fixed maturities:
    States, municipalities
    And political
    Subdivisions                            $507,688            $  9,857            $ 11,127            $506,418
                                            --------            --------             -------            --------

    Total bonds                             $507,688            $  9,857            $ 11,127            $506,418
                                            ========            ========            ========            ========


     (in thousands)

    ------------------------------------ -------------- ----------------------- ----------------- -------------------
                                                                Gross               Gross               NAIC
                                            Amortized           Unrealized          Unrealized          Market
                                            Cost                Gains               Losses              Value
    ------------------------------------ -------------- ----------------------- ----------------- -------------------

    1998
    Fixed maturities:
    States, municipalities
    And political
    Subdivisions                            $425,548            $ 31,977            $     64            $457,461
                                            --------            --------                 ---            --------

    Total bonds                             $425,548            $ 31,977            $     64           $457,461
                                            ========            ========                 ===           ========



     The amortized cost and NAIC market values of fixed maturities at December 31, 1999, by contractual maturity, are shown below. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay certain obligations with or without call or prepayment penalties.

     (in thousands)

    -------------------------------------------------- -------------------- ----------------------
                                                                Amortized           NAIC
                                                                Cost                Market Value
    -------------------------------------------------- -------------------- ----------------------

    Due in one year or less                                     $  4,078            $  4,068


    Due after one year through five years                         45,712              45,597

    Due after five years through ten years                       161,703             161,299

    Due after ten years                                          296,195             295,454

    Total                                                       $507,688            $506,418
                                                                ========            ========

     Proceeds from sales of investments in fixed maturities during 1999, 1998 and 1997 were $10,109,030, $40,033,470 and $71,565,746 respectively.
     Gross gains of $497,567, $247,107 and $3,529,895 and gross losses of $15,864, $213 and $0 were realized on those sales in 1999, 1998 and 1997, respectively.

     Securities carried at amortized cost of $10,697,637 and $10,687,625 were deposited with regulatory authorities as required by law, at December 31, 1999, and December 31, 1998, respectively.

     Included in "Net investment income earned" are investment expenses of $274,240, $217,663 and $282,957 for 1999, 1998 and 1997, respectively.

6.   Reinsurance:

     In the ordinary course of business, the Company reinsures certain risks with affiliates and other companies. Such arrangements serve to limit the Company's maximum loss on catastrophes, large and unusually hazardous risks. To the extent that any reinsuring company might be unable to meet its obligations, the Company would be liable for its respective participation in such defaulted amounts.

     Reserves for unearned premiums and paid and unpaid losses and loss adjustment expenses, including those incurred but not reported to the Company, have been reduced for reinsurance ceded as follows:

     (in thousands)

    -------------------------------------------------- --------------------- --------------------------------

                                                                Unearned Premium    Paid and Unpaid Losses and
                                                                Reserves            Loss Adjustment Expenses
    -------------------------------------------------- --------------------- --------------------------------

         1999
         Affiliates                                             $781,276            $2,160,916
         Non-Affiliates                                           71,107               166,646
                                                                   ----               -------
         Total                                                  $852,383            $2,327,562
                                                                ========            ==========

    -------------------------------------------------- --------------------- --------------------------------
         1998
         Affiliates                                             $589,427            $1,914,582
         Non-Affiliates                                           49,186               137,120
                                                                   ----                -------
         Total                                                  $638,613            $2,051,702
                                                                ========            ==========

     Net premiums written and earned comprise the following:

     (in thousands)

    -------------------------------------------------- --------------------- -------------------
                                                                Written             Earned
    -------------------------------------------------- --------------------- -------------------

    1999
    Direct business                                             $ 1,003,581         $774,663
    Reinsurance assumed
             Affiliates                                              47,988           27,820
             Non-Affiliates                                               0                0
                                                                 ---------------    ------------
    Reinsurance ceded
                Affiliates                                         (835,065)        (643,216)
                Non-Affiliates                                      (89,563)         (67,639)
                                                                        ---          --------

    Net premiums                                                $   126,941         $ 91,628
                                                                   ========         ========


     (in thousands)



    -------------------------------------------------- --------------------- -------------------
                                                                Written             Earned
    -------------------------------------------------- --------------------- -------------------

    1998
    Direct business                                             $  790,155           $  651,942
    Reinsurance assumed
             Affiliates                                             26,545               31,046
             Non-Affiliates                                              0                    0
                                                            ---------------       ------------

    Reinsurance ceded
                Affiliates                                        (632,823)            (533,520)
                Non-Affiliates                                     (65,291)             (48,262)
                                                                    ========           ========

    Net Premiums                                                $   118,586           $ 101,206
                                                                    ========           =========

     (in thousands)



    -------------------------------------------------- --------------------- -------------------
                                                                Written             Earned
    -------------------------------------------------- --------------------- -------------------


    1997
    Direct business                                             $  663,123           $  644,974
    Reinsurance assumed
             Affiliates                                             31,963               26,398
             Non-Affiliates                                              0                    0
                                                              ---------------      ------------

    Reinsurance ceded
                Affiliates                                        (556,321)            (531,213)
                Non-Affiliates                                     (36,770)             (47,569)
                                                                   ========             ========

    Net Premiums                                                   $101,995            $ 92,590
                                                                   ========            =========


     For the years ended December 31, 1999, 1998 and 1997, reinsurance recoveries, which reduced loss and loss expenses incurred, amounted to $772,601,861, $683,127,314 and $596,374,228 respectively.

     The following unsecured reinsurance recoverables exceeded 3% of the capital and surplus of the Company at December 31, 1999:

     (in thousands)

    -------------------------------------------------- ------------------------ ----------------
    Reinsurer                                                                       Amount
    -------------------------------------------------- ------------------------ ----------------

    Affiliates                                                                        2,616,578
    General Reinsurance Company                                                          46,481
    American Re-Insurance Company                                                        19,213
    Swiss Reinsurance America Corporation                                                17,612
    Employers Reinsurance Corporation                                                    11,786
    Lloyd's Underwriter                                                                   8,243
    Oddyssey Reinsurance Company                                                          8,102
    Total                                                                            $2,728,015
                                                                                     ==========



7.   Dividend Restriction:

     Under Alaska law, the Company may pay cash dividends only from earned surplus determined on a statutory basis. Further, the Company is restricted (on the basis of the lower of 10% of the Company's statutory surplus at the end of the preceding twelve-month period or 100% of the Company's net investment income for the preceding twelve-month period) as to the amount of dividends it may declare or pay in any twelve-month period without the prior approval of the State of Alaska Department of Commerce and Economic Development, Division of Insurance. The maximum dividend payable without prior approval at December 31, 1999, amounted to approximately $26,833,885.


8.   Pension Plans and Deferred Compensation:

     The Company's employees participate in benefit plans sponsored by the Parent, including a noncontributory defined benefit pension plan, and a voluntary savings plan (a 401(k) plan) which provides certain matching contributions. These plans cover substantially all of the Company's employees. The Parent's plans do not separately identify plan benefits and plan assets attributable to employees of participating companies.

     Some of the Company's officers and key employees are participants in the Parent's Stock Option Plan.

9.   Contingency:

     The Company, in common with the insurance industry in general, is subject to litigation, including claims for punitive damages, in the normal course of its business. The Company does not believe that such litigation will have a material adverse affect on its financial condition.

     The Company has no known exposure to asbestos or environmental claims.

10.  Liability for Unpaid Claims and Claim Adjustment Expenses:

     Activity in the liability for unpaid claims and claim adjustment expenses is summarized as follows:

     (in thousands)


     -------------------------------------- --------------------- ---------------- ---------------
                                            1999                1998                1997
     -------------------------------------- --------------------- ---------------- ---------------

     Net Balance at January 1               $221,953            $218,679            $201,994
     Incurred related to:
          Current year                        73,305              83,607              77,740
          Prior years                             41                 (53)               (563)
                                                  --                 ----              -----
     Total incurred                           73,346              83,554              77,177
                                              ------              ------              ------

     Paid related to:
          Current year                        12,999              10,257               7,517
          Prior years                         73,389              70,023              52,975
                                              ------              ------              ------
     Total paid                               86,388              80,280              60,492
                                              ------              ------              ------

     Net Balance at December 31             $208,911            $221,953            $218,679
                                            ========            ========            ========
                                      F-13